Exhibit 10.1

STOCK PURCHASE AGREEMENT

Between

INDUFLEX HOLDING NV

and

ROGERS CORPORATION

TABLE OF CONTENTS

1.	DEFINITIONS; INTERPRETATION	1
a.	Definitions	1
b.	Interpretation	9
2.	PURCHASE AND SALE OF SHARES	9
a.	Purchase and Sale of Shares	9
b.	Purchase Price	10
c.	Determination of Contribution	11
d.	Adjustment	12
e.	Interest	13
f.	Security and Subordination	13
g.	Sale of the Company During the Earnout Period	13
3.	RELATED AGREEMENTS	14
4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER	15
5.	REPRESENTATIONS AND WARRANTIES OF THE BUYER; INDEMNIFICATION; GUARANTEE OF BV CAPITAL	16
6.	COVENANTS	17
a.	Debt	17
b.	Confidentiality	17
c.	Sale of Rogers Suzhou Inventory; Intercompany Trade Debt Generally	18
d.	Pre-Closing Due Diligence Procedures	19
e.	Post-Closing Activities	19
f.	Rights Against UCB S.A.	19
g.	Transitional Undertakings	20
h.	Couvreur Case	21
i.	Further Assurances	22
7.	CLOSING	22
a.	Closing	22
8.	INDEMNIFICATION	22
a.	Survival	22
b.	Indemnification; Limitations; Procedure; Third Party Claims	23
c.	Other Limitations	26
d.	Collection of Delinquent Accounts Receivable	26
9.	GENERAL PROVISIONS	26
a.	Notices	26
b.	Entire Agreement and Modification	27
c.	[INTENTIONALLY OMITTED]	27
d.	Successors and Assigns	28
e.	Severability	28
f.	Governing Law; Arbitration	28
g.	English Language	28
h.	Expenses	29
i.	Finder’s Fee	29
j.	Counterparts	29

i

Schedules and Exhibits

Schedule A – Representations and Warranties of the Seller

Schedule B – Representations and Warranties of the Buyer and BV Capital

Schedule C – Disclosure Schedule

Schedule D – Historical Calculation of Contribution
Exhibit A – Form of Non-Competition Agreement

Exhibit B – Form of Rental Agreement

Exhibit C – Form of Distribution Agreement

Exhibit D – Form of Sales Agreement

Exhibit E – Form of Share Pledge Agreement

Exhibit F – Form of Production License Agreement

Exhibit G – Form of Mutual Non-Disclosure Agreement

ii

Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (together with all exhibits, schedules and attachments hereto, referred to as this “Agreement”) is made effective as of the last date shown on the signature page hereto:

(1)     INDUFLEX HOLDING NV, a Belgian company, with registered office at Frankrijklei 78, 2000 Antwerp and registered with the Crossroads Bank of Enterprises under enterprise number 0807.149.569 (the “Buyer”); and

(2)    ROGERS CORPORATION, a Massachusetts corporation having its headquarters at One Technology Drive, Rogers, CT 06263 (the “Seller”).

The Buyer and the Seller are hereinafter collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS

(A)   The Seller owns all of the issued and outstanding 6,036 registered shares (the “Shares”) of Rogers Induflex NV (formerly UCB Induflex NV), a Belgian corporation having its registered office at Ottergemsesteenweg 799, 9000 Ghent, Belgium and registered with the Crossroads Bank of Enterprises under enterprise number 0427693784 (the “Company”), and

(B)    The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Shares for the consideration and upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.    DEFINITIONS; INTERPRETATION

a.      Definitions

As used in this Agreement, the following terms will have the meanings set forth below:

“Administrative Authorizations” has the meaning set forth in Section 16 of Schedule A.

“Affiliate” means, as to an entity, a person or another entity which directly or indirectly controls, is controlled by, or is under the common control with that entity; provided that for purposes of this definition, ownership of at least 50% of an entity’s voting stock, directly or indirectly, shall conclusively denote control thereof.

“Base Purchase Price” has the meaning set forth in Section 2(b).

“Belgian Accounting Rules” has the meaning set forth in Section 1(b).

“Benefit Plan” has the meaning set forth in Section 24 of Schedule A.

“Business Day” means any weekday which is not a bank holiday in the United States of America (federal), the State of Connecticut, or Belgium, as applicable.

“Buyer’s Special Auditor” has the meaning set forth in Section 2(c)(iii).

“BV Capital” means BHB BVBA/SPRL, a Belgian private limited liability company with address at Frankrijklei 78, 200 Antwerp (Belgium), registered with the Crossroads Bank of Enterprises under enterprise number 0862808169;

“Cleanup” means any investigation, cleanup, removal, containment, monitoring or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law.

“Closing” has the meaning set forth in Section 7(a).

“Closing Date” means the date of the Closing.

“Collective Agreement” has the meaning set forth in Section 22 of Schedule A.

“Company Code” means the Belgian company code of May 7, 1999, as amended.

“Contract” means any written contract or agreement or other written arrangement or commitment of a contractual nature, entered into by the Company and in force or of relevance at the Closing Date.

“Contribution” means consolidated revenue derived from sales of Company products less the consolidated variable cost of goods sold, as computed in accordance with past practices and including all accounting line items as described in Schedule D.

“Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement, updated as necessary with respect to accounts receivable, accounts payable and Inventory of the Company as of a date not more than four (4)- Business Days prior to the Closing Date, and attached hereto as Schedule C.

“Distribution Agreement” shall have the meaning set forth in Section 3(c).

“Earnout Period” has the meaning set forth in Section 2(g).

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, option, adverse claim of ownership or use, right of usufruct, easement, restriction on transfer (such as a right of first refusal or other similar right), defect of title or any material encroachments or material encumbrance of any kind or character, other than those arising by operation of law.

“Environment” means soil, land surface or subsurface strata, surface waters (including without limitation navigable waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability or obligation arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (i) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (ii) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, preventive, remedial, recovery or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (iii) financial responsibility under Environmental Law or Occupational Safety and Health Law for costs of Cleanup or corrective action, (iv) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law; or (v) any claim by third parties arising out of or in connection with any Environmental, Health and Safety Liabilities.

“Environmental Law” means any Legal Requirement in force and applicable on or prior to the Closing Date to the Company or to the conduct of or operation of its business or the ownership or use of any of its assets that requires or relates to: (i) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have a material impact on the Environment; (ii) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the Environment; (iii) complying with all terms, conditions and requirements set forth in any Environmental Permit or any applicable rule of law; (iv) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (v) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (vi) protecting resources, species, or ecological amenities; (vii) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials, pollutants, oil or other potentially harmful substances; (vii) cleaning up pollutants that have been released, preventing the threat of Release of such pollutants or paying the costs of such clean up or prevention; or (viii) making responsible parties pay private parties, or groups of them, for damages done to their health, their assets or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Environmental Permits” means any Administrative Authorizations affecting public health and safety or worker health and safety which directly relate to the Environment, land use, historic preservation, zoning, green or open space or flora and fauna protection, including, without limitation, those relating to (i) emissions, discharges or threatened discharges or pollutants, contaminants, Hazardous Materials or petroleum into the air, surface water, ground water or the ocean, or on or into the land; and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport and handling of pollutants, contaminants, Hazardous Materials or petroleum.

“Facilities” means any real property or leaseholds currently owned or operated by the Company and any buildings, plants or structures currently owned or operated by the Company, including the real property located at Ottergemsesteenweg 799, 9000 Ghent and having the cadastral number H364D3.

“Financial Debt” means all non operational financial indebtedness of the Company for fixed amounts, as usually (but not necessarily exhaustively) shown in the following statutory account codes on the Financial Statements: Codes 291 and 41 on the assets side, and Codes 170/4, 42 and 43 on the liability side.

“Financial Statements” has the meaning set forth in Section 4 of Schedule A.

 “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indemnified Party” means a Party entitled to indemnification hereunder.

“Information Technology Assets” has the meaning set forth in Section 26 of Schedule A.

“Intellectual Property” has the meaning set forth in Section 25 of Schedule A.

“Intercompany Financial Debt” means Financial Debt owed by or to the Company to or from the Seller or any other Affiliate of Seller.

“Inventory” has the meaning set forth in Section 12 of Schedule A.

“Key Personnel” (singular “Key Person”) means the current Plant Manager (Steven), the current Sales Engineer (Gustaaf) and the current Accountant (Martine).

“Knowledge” -- an individual will be deemed to have “knowledge” of a particular fact or matter if (i) such individual is actually aware of such fact or matter; or (ii) such individual should have discovered such fact or matter acting in good faith within the scope of his duties as normally conducted.  The Seller will be deemed to have “Knowledge” of a particular fact or matter if any current director, Officer or senior management member (including, but not limited to, the European Controller and the European Environmental Coordinator) of the Seller and/or Rogers BVBA, other than an individual continuing his or her employment with the Company after the Closing, has Knowledge of such matter.

“Legal Requirement” means without limitation any and all civil and common law, statute, subordinate legislation, treaty, regulation, directive, decision, by-law, ordinance, circular, code, order, notice, demand, decree, injunction, resolution, judgment or recommendation of any government, quasi-government, statutory, administrative or regulatory body, court or agency in any applicable jurisdiction, but only to the extent that such Legal Requirement is binding upon the Seller or the Company.

“Litigation” means, without limitation, any (i) actions, suits or proceedings by any person, (ii) arbitration or alternative dispute resolution process, or (iii) administrative or other proceeding by or before or any investigation by any governmental or other regulatory body or agency.

“Loss” or “Losses” means any and all monetary losses, liabilities claims, damages, obligations and expenses and other tangible and measurable damages. Losses shall include reasonable costs and expenses (including fees and expenses of legal counsel, and of pre-litigation investigation and defense). Loss shall in no event include consequential damages, and shall only include lost profits to the extent that the following two conditions both apply: (a) that such lost profits are directly caused by an alleged breach of any representation, warranty, covenant or any other obligation made herein; and (b) that the profits lost are those which would have been derived from actual purchase orders received and acknowledged on or prior to the date of breach.

In order to reflect the understanding between Parties, as what they consider as lost profits herein, a few examples are listed below, it being understood that (i) these examples intend solely to illustrate the interpretation of Parties in respect of the notion ‘lost profits’ and (ii) in no way are these examples intended to be exhaustive as to which particular losses should be compensated.

-
If the inventory does not contain the stock available at Closing as disclosed by the Seller to the Buyer or said stock is of obsolete quality than Loss will include (i) the value of the missing or obsolete stock and (ii) lost profits on then placed and acknowledged purchase orders which could not be honored as a result of the stock been missing or obsolete, but not future purchase orders, loss of customer good will, etc.;

-
If a machine breaks down and insurance coverage appears to be insufficient than Loss will include (i) the cost for reparation of the machinery and (ii) the loss of profits related to then placed and acknowledged  orders which cannot be honored by the Company as a result of the breakdown of the said machinery.

 “Management Fees” means any and all fees for non-commercial services to the Company by the Seller or any Related Person of the Seller.

“Material Adverse Effect” means any fact, event or occurrence which, individually or when taken together with the consequence of another or a series of related events or circumstances, is or could reasonably be expected to have a negative financial impact to the assets, financial condition, business or results of operations of the Company taken as a whole.

“Non-Competition Agreement” has the meaning set forth in Section 3(a).

“Occupational Safety and Health Law” means any Legal Requirement in force and applicable on or prior to the Closing Date to the Company or to the conduct of or operation of its business or the ownership or use of any of its assets designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Officer” means, with respect to any Party, a president, vice-president, managing director, treasurer or principal financial officer, comptroller or principal accounting officer, and any individual routinely performing corresponding functions with respect to such Party.

“Production License Agreement” has the meaning set forth in Section 3(f).

“Purchase Price” has the meaning set forth in Section 2(b).

“Related Agreements” has the meaning set forth in Section 3.

“Related Persons” means with respect to any specified person (i) any person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified person, (ii) any person that holds a twenty percent (20%) or more equity ownership interest in such specified person, (iii) each person that serves as a director, Officer, partner, executor or trustee of such specified person (or in a similar capacity), and (iv) any person in which such specified person holds a twenty percent (20%) or more equity ownership interest, and (v) any person with respect to which such specified person serves as a general partner or a trustee (or in a similar capacity).

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment whether intentionally or unintentionally.

“Rental Agreement” has the meaning set forth in Section 3(b).

“Rogers BVBA means a Belgian public limited liability company with its registered office at Afrikalaan 188, 9000 Ghent and registered with the Crossroads Bank of Enterprises under number 0406.657.553.

“Rogers Suzhou” has the meaning set forth in Section 3(c).

“Sales Agreement” has the meaning set forth in Section 3(d).

“Share Pledge Agreement” has the meaning set forth in Section 2(e).

“Shares” has the meaning set forth in Recital A to this Agreement.

“Subsidy” has the meaning set forth in Section 17 of Schedule A.

“Target Contribution” means an amount equal to €3,642,000.00.

“Taxes” means any direct or indirect taxes, social security charges, imposts and other duties which any company is required to pay, withhold or collect, including any income taxes, capital gains taxes, real property taxes, stamp duties, V.A.T., excise taxes, employee withholding taxes, social security and pension contributions, environmental taxes and other governmental charges or duties, and any interest, penalties or other additions to tax.

“Tax Return” has the meaning set forth in Section 19 of Schedule A.

“UCB Litigation” has the meaning set forth in Section 6 f of this Agreement.

b.      Interpretation

Any financial or accounting term or principle used in this Agreement (including, without limitation, Contribution) shall have the meaning ascribed to it by, and/or shall be construed in accordance with, Belgian accounting laws currently in effect, and shall conform to existing accounting and valuation rules which appear on the statutory accounts of the Company filed with the National Bank of Belgium (such laws and rules being referred to collectively herein as “Belgian Accounting Rules”).  When a reference is made in this Agreement to a Section, an Article, an Exhibit or a Schedule, such reference shall be to a Section, an Article, an Exhibit or a Schedule of this Agreement unless otherwise indicated.  All references to an Article, a Section, an Exhibit or a Schedule shall include all subparts thereof.  Any disclosure in the Disclosure Schedule shall be deemed made with respect to each and every representation to which it may have relevance.  The table of contents, the index of defined terms and the headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.  This Agreement has been thoroughly and vigorously examined and negotiated by competent separate counsel for Buyer and Seller, respectively, and therefore no interpretation of this Agreement shall be influenced by any purported control of the drafting of this Agreement or any Related Agreement.  Whenever the word "including" is used in this Agreement, it shall be deemed to mean "including without limitation," "including, but not limited to" or other words of similar import such that the items following the word "including" shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof.

2.      PURCHASE AND SALE OF SHARES

a.      Purchase and Sale of Shares

Subject to the terms and conditions of this Agreement, the Seller hereby irrevocably (except as otherwise set forth herein) covenants and agrees to sell and transfer to the Buyer, and the Buyer hereby irrevocably (except as otherwise set forth herein) covenants and agrees to purchase from the Seller, for the Purchase Price (as defined below) all right, title and interest in and to all of the Shares, free and clear of any Encumbrance. As from Closing the Buyer shall be the sole holder of all rights pertaining to the Shares (such as but not limited to voting rights, dividend rights, liquidation rights).

b.      Purchase Price

Subject to adjustment as set forth in Section 2(d) and to the limitations set forth below, in consideration of the Shares and subject to the terms and conditions set forth in this Agreement, the Buyer shall pay to the Seller the amounts described in Section 2(b)(i) – (iv) (collectively, the “Purchase Price”); provided, that, except for interest thereon as described in Section 2(e), the total amount due pursuant to Section 2(b)(ii) – (iv), below, shall not exceed Four Million Five Hundred Thousand Euros (€4,500,000).  The Purchase Price shall be transferred in accordance with wire instructions specified by the Seller in writing and communicated to Buyer at least three (3) Business Days prior to the applicable payment date and shall be made as and when set forth below:

(i)           On the Closing Date, via wire transfer of immediately available funds, the sum of Eight Million Nine Hundred Forty Thousand Euros (€8,940,000.00) (the “Base Purchase Price”), plus One Million Five Hundred Ninety-Six Euros (€1,000,596.00), representing cash and cash equivalents reflected on the balance sheet of the Company as of December 31, 2007, which amount the Seller shall use reasonable efforts to make sure remains on the balance sheet of the Company at the Closing Date. Two (2) Business Days prior to the Closing Date, the Seller will provide the Buyer with a good faith estimate of the cash that will be available at the Closing Date.

(ii)           An amount equal to the Contribution (as calculated pursuant to Section 2(c)) of the Company for the fiscal year ended December 31, 2009, less Target Contribution, which shall be payable to the Seller on or prior to the earlier of (a) thirty (30) days following the date on which the financial results for such fiscal year are available; and (b) April 30, 2010;

(iii)           An amount equal to the Contribution (as calculated pursuant to Section 2(c)) of the Company for the fiscal year ended December 31, 2010, less Target Contribution, which shall be payable to the Seller on or prior to the earlier of (a) thirty (30) days following the date on which the financial results for such fiscal year are available; and (b) April 30, 2011; and

(iv)           An amount equal to the Contribution (as calculated pursuant to Section 2(c)) of the Company for the fiscal year ended December 31, 2011, less Target Contribution, which shall be payable to the Seller on or prior to the earlier of (a) thirty (30) days following the date on which the financial results for such fiscal year are available; and (b) April 30, 2012.

In the event that any calculation described in Section 2(b)(ii) – (iv) results, for the fiscal years ended December 31, 2009 and/or 2010, in an amount less than zero, then (a) no amounts shall be due from Buyer to Seller, or from Seller to Buyer, on account of that year; and (b) any such negative amounts will be offset with any positive amounts resulting from such calculation for the fiscal years ended December 31, 2010 and/or 2011. For the avoidance of doubt, the future set-off described in the preceding sentence shall be the Buyer’s sole recourse in the event of any such negative amounts.  No offset or reduction of any portion of the Purchase Price previously accrued to Seller shall be made on account of any such negative amounts, nor shall there be any obligation that the Seller repay any portion of the Purchase Price previously paid by Buyer pursuant to Section 2(b)(i) – (iii) in any applicable fiscal year.

Solely with respect to any payment made by Buyer pursuant to Section 2(b)(iv), Buyer shall provide Seller with a good faith estimate of the amount of any such payment no later than January 10, 2012, so as to allow Seller to properly allocate the Purchase Price on its books.

c.      Determination of Contribution

(i)           For purposes of determining Contribution for any applicable period, the operations of the Company shall be segregated from the other operations of any other entity, including Affiliates of the Buyer or BV Capital.

With respect to payments to be made pursuant to Section 2(b)(ii), above, “Contribution” shall be deemed to include the Contribution of any sales made during the last quarter of fiscal 2008 the circumstances of which indicate that, in the ordinary course of business as conducted prior to the Closing, such sales would normally have been made in fiscal 2009. With respect to payments to be made pursuant to Section 2(b)(iv), above, “Contribution” shall be deemed to include the Contribution of any sales made during the first quarter of fiscal 2012 the circumstances of which indicate that, in the ordinary course of business as conducted prior to the Closing, such sales would normally have been made in fiscal 2011.  The Buyer shall provide to the Seller, upon request, reasonable information regarding sales in the last quarter of fiscal 2008 and the first quarter of fiscal 2012, to enable the Seller to audit same and assess the nature of such sales with respect to the foregoing criteria, and any deviation therein shall be subject to the provisions regarding audit compensation and dispute resolution set forth in clauses (ii) and (iii) below. The legal burden of proof that such sales should be reallocated for purposes hereof shall be upon the Seller.

In addition the Buyer shall provide Seller, not later than 30 January of each fiscal year during the Earnout Period, with a good faith estimate of Contribution for the relevant fiscal year.

(ii)           Not later than each of the payment dates set forth in Sections 2(b)(ii)-(iv) above (whether or not any actual payment is then due), the Buyer shall provide to the Seller with audited financial statements of the Company for the previous fiscal year. Following receipt of such audited financial statements of the Company for any such fiscal year, Seller shall have the option, at its sole expense, to have any such audited financial statements, together with the work papers used in the preparation thereof, reviewed by an auditing firm of its choosing which is not then providing substantial services to the Seller, in order to verify the determination of Contribution and for any other reason pertinent to the calculation of the payments, accruals and/or setoffs to be made pursuant to Section 2(b)(ii) – (iv) for the applicable fiscal year.  In the event that such review shows a deviation of five percent (5%) or more from the Contribution shown on the applicable audited financial statement for any fiscal year, Seller shall notify Buyer of such deviation and of the amount of Seller’s expenses in connection with such audit, in which case, subject to clause 2(c)(iii) below, Buyer shall reimburse Seller for all reasonable audit expenses, as well as any additional Purchase Price payment due, within ten (10) Business Days following receipt of such notice.

(iii)           If, not later than ten (10) Business Days following receipt by Buyer of the notice described in the last sentence of Section 2(c)(ii), Buyer notifies Seller that it intends to have such results re-audited by an auditing firm selected by the Buyer which is not then providing substantial services to the Buyer (“Buyer’s Special Auditor”), then Buyer’s obligation to reimburse Seller and pay any disputed additional Purchase Price amount shall be suspended pending the results of such audit. If the Buyer’s Special Auditor determines that the deviation described in such notice has been reached in error, and delivers a written statement to that effect to both the Buyer and Seller, then, if Seller still disputes such determination, the payment of any disputed portion of the Purchase Price, as well as reimbursement of the reasonable audit expenses (if the Buyer’s Special Auditor’s determination states that such deviation, if any, is less than five percent), shall remain suspended, pending a final resolution of the matter in accordance with Section 9(f).

d.      Adjustment

A deposit in the amount of Two Hundred Ninety-Two Thousand Eight Hundred Twenty Euros (€292,820.00) has been made by the Company to Openbare Afvalstoffenmaatschappij voor het Vlaamse Gewest (“OVAM”). Promptly following the unconditional release of all or any portion of the deposit by OVAM the released amount will be paid over to the Seller; provided, that (i) the Seller shall be responsible for any additional tests, investigations or recovery measures legally required to be incurred by the Company, and (ii) the Seller will bear any and all costs in connection with obtaining an unconditional release of the deposit. Following the Closing Date, the Seller agrees to provide the Company with reasonable access to Laurent Verschuere, the current Environmental Coordinator of Rogers BVBA, or his successor, to provide such assistance as Buyer reasonably may request in connection with the handling of any outstanding obligations of the Company to OVAM through the date of such unconditional release. Buyer understands that M. Verschuere, and any successor, is and shall be fully engaged in the ongoing business activities of Rogers BVBA, and will therefore not be available to Buyer on demand or for extended periods of time.  Buyer agrees to direct all requests for such assistance to M. Dirk Maeyens (or, in his absence, a person designated by M. Luc Van Eenaeme).  Buyer and Rogers BVBA shall agree to use commercially reasonable efforts to reduce the disruption to the activities of Rogers BVBA and Buyer in connection with the provision of such assistance by M. Verschuere or his successor pursuant to this Section 2(d).

e.      Interest

Interest will accrue on any and all amounts due from Buyer to the Seller pursuant to Section 2(b)(ii) – (iv) and not in dispute at the rate of 4% per annum, for the period from the Closing Date to the date of such payment. Interest will accrue on amounts subject to an actual dispute pursuant to Section 2(c) from the date of challenge by either Party, and will become due and payable on such amounts as of the date of a final resolution, in accordance with the terms and conditions of this Agreement, of such dispute.

f.      Security and Subordination

All amounts payable by Buyer to Seller pursuant to this Agreement shall be secured by a lien on the Shares, as evidenced by the Share Pledge Agreement; provided, that such lien shall be subordinated only to the bank loans incurred directly by Buyer to finance the purchase of the Shares at the Closing.

g.   Sale of the Company During the Earnout Period

No sale of all or substantially all the Company’s operating assets, other than in the ordinary course of business consistent with past practice, and no sale, exchange, merger or other disposition of all of the Company’s stock (collectively, a “Company Sale”), shall be permitted prior to January 1, 2010, without the express prior written consent of the Seller, which may be withheld, delayed or conditioned at Seller’s sole discretion. No (i) sale of less than all of the Company’s operating assets, other than in the ordinary course of business consistent with past practice, (ii) sale, exchange or other disposition of less than all of the Company’s stock, or (iii) Company Sale other than to a third party that is not an Affiliate of Buyer, shall be permitted following the Closing Date and prior to December 31, 2011 (the “Earnout Period”) without the express prior written consent of the Seller, which may be withheld, delayed or conditioned at Seller’s sole discretion.  No Company Sale shall be permitted during the Earnout Period if any other stock, or any assets or consideration related to a different business than the Company, are being conveyed to the same or an affiliated purchaser or acquiror in connection therewith.

In the event of a Company Sale during the Earnout Period and on or after January 1, 2010, then: (a) if the purchase price thereof (whether guaranteed or contingent) equals or exceeds the sum of Thirteen Million Four Hundred Forty Thousand Euros (€13,440,00.00), then the entire unpaid portion of the Purchase Price shall be paid to Seller within 24 hours of receipt by the Buyer, as if Seller had completely met the conditions of Sections 2(b)(ii)-(iv) hereof; and (b) if the purchase price therefor (whenever or however payable) exceeds the Base Purchase Price but is less than the sum of Thirteen Million Four Hundred Forty Thousand Euros (€13,440,00.00), then fifty percent (50%) of that portion of the purchase price paid by such third party (whether guaranteed or contingent) which exceeds the amount of the portion of the Base Purchase Price then accrued to the Seller, together with all payments received by Seller pursuant to Section 2(b)(ii) – (iv), shall be paid to the Seller within 24 hours of receipt by the Buyer. Any payments pursuant to (a) or (b) above shall include any applicable interest provided for herein, as well as either (i) the adjustment referred to under Section 2(d), whether or not that adjustment actually has become due in accordance with the terms and conditions set out in Section 2(d); or (ii) an undertaking by the purchaser in the Company Sale to pay such adjustment directly to the Seller when and if it becomes due in accordance with the terms and conditions set out in Section 2(d), with such undertaking indemnified by Buyer. In no event shall Buyer’s payments hereunder, together with amounts already accrued and/or paid to Seller under this Agreement, exceed the sum of Thirteen Million Four Hundred Forty Thousand Euros (€13,440,00.00) plus any adjustments and interest as provided in and pursuant to the terms and conditions of clauses (d) and (e) above.

h.      Additional Payment

The Buyer agrees to pay to Seller, on the Closing Date, the additional amount of Seven Hundred Fifty Thousand Euros (€750,000.00) (being the amount Rogers BVBA owed to the Company as of 31 December 2007 and which is reflected on the balance sheet of the Company as of that date) subject to the settlement, at the Closing Date, of all Intercompany Financial Debt.  Such amount shall not be deemed an addition to or a component of the Purchase Price for purposes hereof.

3.      RELATED AGREEMENTS

In connection with the sale and purchase of the Shares contemplated by this Agreement, the Parties at the Closing shall each execute and deliver, as applicable, the following agreements (collectively, together with any other binding legal agreements, instruments and certificates delivered to a Party hereto in connection herewith, the “Related Agreements”):

a.           A Non-Competition Agreement by and between the Seller and the Buyer in substantially the form attached hereto as Exhibit A (the “Non-Competition Agreement”).

b.           A Building Lease Agreement substantially in the form attached hereto as Exhibit B for lease to Rogers BVBA of the Company’s transit and resale warehouse for up to six (6) months following the Closing, with an option in favor of Rogers BVBA to extend such term for up to an additional twelve (12) months thereafter, upon current terms and conditions (the “Rental Agreement”);

c.           A Distribution Agreement in substantially the form attached hereto as Exhibit C among the Company, Rogers Technologies (Suzhou) Co. Ltd., a company incorporated under the laws of China (“Rogers Suzhou”), Rogers Technologies (Singapore) Inc., a company incorporated under the laws of Singapore (“Rogers Singapore”) and Rogers Southeast Asia, Inc., a company incorporated under the laws of Hong Kong (“Rogers Hong Kong”) for the distribution of the Company’s products by Rogers Suzhou and the remaining distributor parties for a period of six (6) months following the Closing (the “Distribution Agreement”).

d.           A Sales Agreement in substantially the form attached hereto as Exhibit D between the Company and the Seller for the supply of bus bar insulation (the “Sales Agreement”).

e.           A Second Ranking Share Pledge Agreement in substantially the form attached hereto as Exhibit E, evidencing the lien on the Shares described in Section 2(f) (the “Share Pledge Agreement”).

f.           A Production License Agreement between the Company and the Seller in substantially the form attached hereto as Exhibit F, permitting Seller and/or its Affiliates to manufacture, solely for Seller’s and its Affiliates’ own use and not for resale (except as incorporated in other Seller products sold to third parties), laminates used in insulation of busbars manufactured by Seller and/or its Affiliates (the “Production License Agreement”).

g.           Certificates of each Party’s respective Officers, attesting to their respective organizational documents, to the incumbency of the Officers signing this Agreement on their behalf, and to the resolutions of their respective Boards of Directors approving the transactions contemplated by this Agreement.

h.           Duly executed resignations, effective as of the Closing Date, of the following persons: M. Luc Van Eenaeme, as a director and as the managing director (administrateur délégué/gedelegeerd bestuurder) of the Company, and of Messrs. Robert D. Wachob and Dennis M. Loughran as directors of the Company.

i.           A Mutual Non-Disclosure Agreement among the Buyer, the Company and the Seller in substantially the form attached hereto as Exhibit G.

4.      REPRESENTATIONS AND WARRANTIES OF THE SELLER

a.           The representations and warranties are made as of the date hereof and as of the Closing Date or, as the case may be, any such earlier or later date as of which they are expressly made.

b.           Subject to the provisions of Section 8(b)(v), the Seller expressly acknowledges that the Buyer is entering into the Agreement in reliance upon the representations and warranties as well as upon the other covenants, undertakings, commitments and obligations of the Seller hereunder, all of which constitute essential elements for the Buyer’s agreement to the purchase of the Shares. The Seller expressly agrees that no investigation by the Buyer and no information furnished by the Seller or any third party shall limit the scope of the representations and warranties or of any other covenants, undertakings, commitments and obligations of the Seller unless disclosed in the Disclosure Schedule. For the sake of clarity and the avoidance of any doubt, nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to representations and warranties or of any other covenants, undertakings, commitments and obligations of the Seller, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail or refers, together with reasonable explanation as necessary, to a particular document.

c.           For the avoidance of any doubt, save as otherwise provided in particular in the relevant representation or warranty, the representations and warranties are made in respect of events, matters or circumstances:

- which occurred or arose on or before the Closing Date; or

- which shall occur or arise after the Closing Date, provided that in that case the cause or origin (“de oorzaak of de oorsprong”/ “la cause ou l’origine”) of such events, matters or circumstances dates back to or before the Closing Date.

5.  REPRESENTATIONS AND WARRANTIES OF THE BUYER; INDEMNIFICATION; GUARANTEE OF BV CAPITAL

The Buyer hereby makes the representations and warranties to the Seller set forth in Schedule B hereto.

The Buyer agrees, from and after Closing Date, to indemnify and hold the Seller and its agents, partners and Related Persons (collectively, the "Seller Indemnified Parties") harmless from and against any Losses incurred by a Seller Indemnified Party directly or indirectly resulting from (x) any inaccuracy in, or breach of, a representation or warranty  contained in this Agreement, or (y) any failure by the Buyer to perform or comply with any applicable covenant contained herein, including without limitation the various payment obligations of Buyer pursuant to Section 2 hereof.

Without limiting the foregoing, BV Capital agrees, from and during the Earnout Period and until the payment of all amounts accrued to Seller pursuant to Section 2(b)(ii) - (iv) in full, to guarantee the payment obligations of the Buyer pursuant to Section 2(b) (ii)-(iv), including interest accrued thereon pursuant to Section 2(e), subject to the following:

-           Each time any payment is made pursuant to Section 2(b)(ii) - (iv) by Buyer and/or BV Capital or is deemed to have been made in accordance with the terms hereof (see Section 6(h)), the liability of BV Capital shall be automatically and irreversibly decreased by such amount paid or deemed to be paid.

-           The payment obligation of BV Capital hereunder shall only arise at the earliest to occur of the following events:  (a) the Buyer and Seller have reached agreement on the amount of any payment due pursuant to Section 2(b)(ii) - (iv), and (b) if such amounts are disputed between the Buyer and the Seller, the entire procedure of Section 2(c) has been completed.

-           Although BV Capital expressly waives the benefit of article 2021 of the Belgian Civil Code, BV Capital shall not be jointly liable for the payment of amounts accrued to Seller pursuant to Section 2(b)(ii) - (iv), but only to the extent that the payment obligation of BV Capital shall be subject to (and only to) (a) the Seller having provided notice to BV Capital, with a copy to the Buyer, confirming its intention to enforce its guarantee hereunder, which notice shall include (i) a copy of the document demonstrating the agreement which the Buyer and Seller have reached on the amount of any payment due pursuant to Section 2(b)(ii) - (iv), or (ii) if such amounts were disputed between the Buyer and the Seller, proof that the entire procedure of Section 2(c) has been completed, and (b) Buyer’s failure to pay the amounts accrued to Seller pursuant to Section 2(b)(ii) - (iv) within sixty (60) days following delivery of such notice. During such sixty day period, BV Capital shall have the right to negotiate with its financing bank for additional financing or a temporary change in the existing payment schedule.  BV Capital expressly agrees to be subject to Section 9(f) in connection with Seller’s enforcement of its guarantee set forth herein.

6.      COVENANTS

a.      Debt

(i)           Any Financial Debt of the Company shall be satisfied in full as of the Closing Date.

(ii)           Subject to Section 6(c), Intercompany Financial Debt incurred or accrued from January 1, 2008 through the Closing Date shall be satisfied in full, such that a zero balance therefor remains on the balance sheet of the Company as of the Closing Date.

b.      Confidentiality

The Parties and BV Capital undertake to keep in strict confidence all terms and conditions of this Agreement and the transactions contemplated hereby and not to use or disclose any confidential information relating to any of them and (in the case of the Seller) the Company, unless made (i) in the reasonable belief that it is required pursuant to a Legal Requirement, or (ii) to a Party’s or BV Capital’s attorneys, accountants, advisors and other professionals and agents, each of whom shall be required to treat such confidential information in at least the same manner as set forth herein. Each of the Parties and BV Capital shall use their best efforts to prevent any such use or disclosure by any third party.

Neither any Party nor BV Capital shall issue or make, or allow to be issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the remaining Parties and/or BV Capital, as applicable (provided, however, that no such Party’s consent shall be unreasonably withheld, delayed or conditioned), except pursuant to any Legal Requirement, but in any event only after giving the remaining Parties and/or BV Capital, as applicable, a reasonable opportunity to comment on such release or announcement in advance.  The Parties and BV Capital acknowledge that Seller, as a publicly traded company, may have certain Legal Requirements in the nature of public securities filings with very short filing deadlines, and therefore shall have discretion to file same if necessary even prior to receipt of approval from the Buyer, and that Seller, in any event, must have the final decision as to the content and wording of such filings.

In addition to the restrictions set forth above, the terms and conditions set forth in that certain Non-Disclosure Agreement dated April 9, 2008, by and between Seller and BV Capital with respect to the Company shall remain in full force and effect (including, without limitation, the terms and conditions therein regarding contact by BV Capital with employees, suppliers, customers, distributors and sales representatives of the Company), and shall be deemed to apply to the Buyer as well as to BV Capital; provided, however, that in the event the terms and conditions of this Agreement conflict with those set forth in such Confidentiality Agreement, this Agreement shall prevail.

c.      Sale of Rogers Suzhou Inventory; Intercompany Trade Debt Generally

Promptly after the expiration of the term of the Distribution Agreement, the Seller will cause Rogers Suzhou to sell to the Company all goods produced by the Company and which were sold to and are then still held by Rogers Suzhou on such date, and the Buyer shall cause the Company to purchase such goods from Rogers Suzhou. The price to be paid by the Company for such goods will be the price that Rogers Suzhou paid to the Company, exclusive of any third party shipping or insurance costs therefor and/or any duties thereon, for the acquisition of such goods.

Rogers Suzhou will satisfy any intercompany trade debt owed by it to the Company within seventy-five (75) days of receipt of invoices therefor during the term of the Distribution Agreement. Within 75 days of the date of termination of the Distribution Agreement in accordance with its terms, the Seller will cause Rogers Suzhou to satisfy in full all outstanding trade debt with the Company.

In addition, prior to the Closing Date, any intercompany trade debt (excluding Financial Debt) between the Company, on one hand, and Seller or any Affiliate of Seller other than Rogers Suzhou, on the other hand, will be satisfied in full, as and to the extent that import declaration forms, as approved by applicable customs officials, are available therefor.  To the extent such import declaration forms are unavailable as of the Closing Date, Seller or such Affiliate shall pay the invoices relating thereto to the Company promptly following approval thereof by such officials.

Seller will make the following payments to Buyer, based upon sales of Products (as such term is defined in the Distribution Agreement) sold by the Company to Rogers Suzhou, Rogers Singapore and Rogers Hong Kong pursuant to the Distribution Agreement, as follows (the Parties have agreed to deem the payments below as an adjustment to the Purchase Price):

- Not later than January 31, 2009, Seller shall pay over to Buyer an amount equal to ten percent (10%) of the retail price paid for all Products sold by the Company to Rogers Suzhou, Rogers Singapore and/or Rogers Hong Kong pursuant to the Distribution Agreement during the period beginning on the Closing Date and ending December 31, 2008; provided, that Buyer shall send Seller a good faith estimate of such amount no later than January 10, 2009.

- Promptly following the expiration of the term, or earlier termination, of the Distribution Agreement, Seller shall pay over to Buyer an amount equal to ten percent (10%) of the retail price for all Products sold by the Company to Rogers Suzhou, Rogers Singapore and/or Rogers Hong Kong pursuant to the Distribution Agreement during the period beginning on January 1, 2009 and ending on the date of such expiration or termination; provided, that this payment shall only be made following receipt by Seller of the payment due from the Company pursuant to the first paragraph of this Section 6(c).

Any amounts paid by the Seller to the Buyer, related to the paragraph above, shall constitute a reduction of the Purchase Price.

d.      Pre-Closing Due Diligence Procedures

Buyer shall be allowed full access during normal business hours, with reasonable prior notice and in the presence of authorized representatives of the Seller, beginning not more than three (3) Business Days prior to the Closing Date, to conduct (i) interviews with Key Personnel, and (ii) an on-site inspection of the Company; provided, that such access shall not unreasonably interfere with the business or operations of the Company. The Buyer’s lenders may accompany Buyer in such on-site inspection.  Buyer in no event shall make any attempt to contact or communicate with any Company employees (including, without limitation, any Key Personnel), whether orally or in writing, in person or remotely, except in accordance with the above procedures and in the presence of a  representative of Seller.

e.      Post-Closing Obligations of the Buyer

Immediately following the Closing, the Buyer will hold an extraordinary meeting of the shareholders of the Company for the purpose of acknowledging the resignations of Messrs. Luc Van Eenaeme, Robert D. Wachob and Dennis M. Loughran as directors of the Company and to grant an unconditional release from liability to such resigning directors for actions taken by them in such capacity up to the Closing Date, it being understood that the Buyer shall have such releases approved and ratified at the annual meeting of the shareholders of the Company held in 2009.

Following the Closing Date, the Buyer agrees that it shall not declare, pay or set aside any dividends on the Shares or shares of any other class or series of capital stock of the Company prior to December 31, 2008.

f.      Rights against UCB S.A.

The Company has initiated actions to claim damages against UCB SA (the former owner of the Company) for failure to adequately disclose the environmental concerns involving the Company’s real property (the “UCB Litigation”).

The Seller undertakes to indemnify and hold harmless the Company and/or the Buyer for any and all Losses incurred by the Company and/or the Buyer directly in connection with the UCB Litigation (including, but not limited to any such Loss as a result of a counterclaim by UCB SA, reasonable legal fees and the cost of management time); provided, that the UCB Litigation shall be conducted in accordance with the relevant terms and conditions of Section 8; and provided, further that Seller shall, at any time in its sole discretion, have the option to settle the UCB Litigation.

Promptly following the receipt of amounts paid or reimbursed to the Company as a result of the UCB Litigation, the Buyer shall pay over to the Seller the amounts received, less (i) the Loss incurred by the Company and/or the Buyer in connection with the UCB Litigation and not paid by the Seller to the Company or the Buyer in accordance with the previous paragraph, and (ii) the net Taxes due by the Company on these amounts, following application of allowed deductions.

Any net amounts paid by the Buyer pursuant to this Section 6(f) shall constitute a supplement to the Purchase Price.

g.      Transitional undertakings

- Use of Sellers name

Solely to the extent expressly set forth below, after the Closing Date the Buyer and the Company are allowed to use the name “Rogers”:

(i)           For internal use only, the Buyer may use the name “Rogers” in any communication within the Company (including among its employees) or between the Company and the Buyer or its Affiliates or in any existing application with the sole purpose to be circulated and used only within the Company or between the Company and the Buyer or its Affiliates.

(ii)  For external use, the Buyer may use the name “Rogers” in any communication towards any third party or on any existing application (including but limited to existing stocks of packaging, signage, sales and other promotional literature) to be provided to third parties, during a term of three (3) months from of the Closing Date; provided, that Buyer shall use its best efforts to destroy all such stocks during such period.  Following which ninety (90) day period, any remaining quantities of such materials shall be destroyed.  Notwithstanding the foregoing, Buyer agrees to cause the Company to change its name from “Rogers Induflex NV” to “Induflex NV” not later than ten (10) Business Days after the Closing Date.

- Information Technology Assets

The Information Technology Assets of the Company are shared with Rogers BVBA. The Seller warrants that the current Information Technology Assets (including, for the avoidance of doubt, internet access for employees, email addresses and email access for employees, ASW/IBS system and website) will remain fully operational after Closing Date.

For a period of three (3) months from the Closing Date, Seller shall cause Rogers BVBA, at its own expense, to fully cooperate with the Company in connection with (i) the transfer and set-up of dedicated servers (including email server) and network connections, (ii) the transfer of any software in which the Company has rights, (iii) the transfer of any Information Technology Assets used by employees who, prior to the Closing, did not work at the Facilities but who will be transferred in connection with the Closing and (iv) the transfer of any data pertaining exclusively to the Company (including historic data). Upon Closing, Seller shall transfer to Buyer all website related content and shall transfer ownership of all related domain names. Buyer shall use reasonable efforts to ensure that the Information Technology Assets run on a stand-alone basis not later than the expiration of such ninety (90) day period, following which date Seller shall make Rogers BVBA or such other relevant Affiliate available, on an as-needed basis, to respond to Buyer’s reasonable requests for assistance in connection with the Information Technology Assets.  Buyer shall at all times be responsible for the placement of the Information Technology Assets in the proper locations (e.g., with proper ventilation, temperature control, etc.).  Seller and Buyer will use commercially reasonable efforts to ensure that provision of the services described herein, whether provided during or following the expiration of the 90 day period set forth above, results in a minimum of disruption to the activities of each of Rogers BVBA and Buyer.

- UK Sales Engineer (Carl)

As of the Closing Date, the Seller shall provide the Company’s current UK Sales Engineer with six months’ notice of termination.  During such six month period, (a) Seller shall cause the UK Sales Engineer to provide services to the Buyer, and (b) Buyer agrees to use its best efforts to enter into a new employment contract or other arrangement with the UK Sales Engineer.  The Seller will invoice the Buyer for related costs during the six month period described in the preceding sentence.

- Insurance Policies

Seller has worked with its current insurance broker in order to obtain stand-alone coverage for Buyer as of the Closing upon substantially similar terms and conditions as those policies of the Company in effect immediately prior to the Closing Date. The Buyer acknowledges that the policies referred to in the preceding sentence will be at a higher cost for the Company of maximum €25,000.

h.      Couvreur Case

The Company is the defendant in an action brought by Paul Couvreur, a former employee.  From and after the Closing Date, Seller hereby undertakes to conduct, either itself or through an Affiliate and at its or such Affiliate’s sole expense, the defense of such claim and shall pay any and all costs associated therewith (including, without limitation, attorneys’ fees).

In the event that the Company, as named defendant, incurs Losses resulting from a verdict in favor of M. Couvreur, Buyer shall be entitled to offset such Losses against any positive amounts resulting from the calculations in Section 2(b)(ii) – (iv), it being understood that in case the claim by Paul Couvreur results in Losses incurred by the Company after any positive amounts resulting from calculations in Section 2(b)(ii) – (iv) have become due and paid to the Seller (and thus offset is no longer possible), the Seller undertakes to reimburse the Buyer for the amount of such Losses; provided that such reimbursement can never exceed the total amount of amounts paid by the Buyer to the Seller pursuant to Section 2(b)(ii) – (iv).

i.      Further Assurances

The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things (including, for example, reasonable access to and consultation with principals of Seller located in Belgium), all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the consummation of the transactions contemplated hereby.

7.      CLOSING

a.      Closing

The purchase and sale of the Shares (the “Closing”) shall be held at the offices of Rogers BVBA, remotely via the exchange (by tangible or electronic means) of documents and signatures, or at such other time and place as agreed to among the Parties.  At the Closing, the Parties shall cause the transfer of the Shares to be recorded in the share register of the Company, and such recordation shall be signed by or on behalf of the Parties.

8.      INDEMNIFICATION

a.      Survival

The Parties’ representations and warranties in this Agreement, or in any Related Agreement or other instrument delivered pursuant to this Agreement, shall survive the Closing and continue until 5:00 p.m., Central European time, on the date which is twenty-four (24) months after the Closing Date; provided, however, that: (i) any claim for violation of the representations and warranties set forth in Section 19 of Schedule A hereto shall survive for a period of sixty (60) days from the date of expiration of the statute of limitations applicable to any claim or right of action related thereto; (ii) any claim for violation of the representations and warranties set forth in Section 3 of Schedule A hereto shall survive for a period of thirty (30) years from the Closing Date; and (iii) any claim for violation of the representations and warranties set forth in Section 21 of Schedule A hereto shall survive for a period of seven years and six months from the Closing Date. For avoidance of doubt, the covenants and agreements contained in this Agreement and the Related Agreements to be performed at Closing or during the period following Closing shall survive until fully performed in accordance with their terms.

b.      Indemnification - Limitations – Procedure – Third Party Claims

(i)           Indemnification

The Seller agrees, from and after the date hereof, for any claim for indemnity asserted during the applicable period(s) specified in Section 8(a) above, to indemnify and hold harmless Buyer, and its agents, partners and Related Persons (including the Company) and their respective successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any Losses incurred by a Buyer Indemnified Party, directly or indirectly, resulting from (x) any inaccuracy in, or breach of, a representation or warranty of Seller contained in this Agreement or in any Related Agreement delivered by Seller in connection with the transactions set forth herein, or (y) any failure by Seller to perform or comply with any applicable covenant contained herein or in any Related Agreement.

(ii)           Limitations

The liability of Seller to provide indemnification pursuant to Section 8(b)(i) shall be limited as follows:

-
Seller shall not be liable with respect to any matter referred to in this Section 8 unless and until the aggregate Losses thereunder exceed One Hundred Thousand Euros (€100,000.00) (the "Seller’s Basket"), in which event a Buyer Indemnified Party will be entitled to make a claim against the Seller only to the extent that the aggregate amount of such Losses exceed the amount of the Seller’s Basket;

-
the Seller’s aggregate liability under this Section 8 shall not exceed Three Million Euros (€3,000,000.00) (the "Seller’s Cap") except in the case of a breach of the Seller’ representations and warranties set out in Section 3  of Schedule A.

(iii)          Procedure

-
Within a reasonable time after obtaining knowledge thereof, the Buyer shall notify the Seller of the existence of any claim, demand, loss, damage, liability, cause of action or other matter involving liability or potential liability to which the Sellers’ indemnification or compensation obligations under this Agreement would or might apply (hereinafter a ‘Claim’).  Such notice shall specify the facts giving rise to the Claim and the alleged basis therefore, and the amount (to the extent then determinable) of liability for which indemnity is asserted.

-
The Seller shall give a notice to the Buyer objecting to the Claim within sixty (60) Business Days following notification of such Claim. Such notice shall contain a statement of the basis of the objections of the Seller.

-
If the Seller fails to notify the Buyer that it objects to such Claim within the period of time provided under this Section, the amount of such Claim shall be conclusively deemed a liability of the Seller.

-
In case the Seller notifies its objection to the Claim to the Buyer, Parties agree to first negotiate in good faith an acceptable resolution to the Claim for a period of two (2) months after the notification of the objection.

-
In the event that no common agreement has been reached between the Parties on the validity of the Claim or on the amount of the indemnity to be awarded to the Buyer, each of the Parties is entitled to submit the matter to arbitration in accordance with Section 9 (f) of this Agreement.

(iv)           Third Party Claims

If the events, matters or circumstances that may give rise to a Claim against the Seller occur or arise as a result of or in connection with a claim by or a liability to a third party (a “Third Party Claim”), then:

-
the Buyer shall, or shall cause the Company to, provide the Seller with copies of all documents and correspondence from that third party within twenty (20) Business Days of receipt of same, together with all other correspondence and documents relating to the Third Party Claim as the Seller may reasonably request, subject to the Seller agreeing to keep all such information and documents confidential and to use them only for the purpose of dealing with the Third Party Claim;

-	the Seller shall promptly, and not later than 20 Business Days after being notified of the Third Party Claim, notify the Buyer:

o	whether it disputes the Buyer or the Company’s right to indemnification from the Seller with respect to such Third Party Claim; and

o	in the event that it does not dispute such right of indemnification, whether or not it desires to defend the Buyer or the Company against such Third Party Claim.

Notwithstanding any notice periods above, the Buyer is allowed to take any reasonable provisional measures, to the extent necessary, subject to informing the Seller thereof within a reasonable time.

If the Seller notifies the Buyer that it does not dispute the Buyer or the Company’s right of indemnification and desires to defend the Buyer or the Company against such Third Party Claim, the Seller shall have the right to assume and control the defense of such Third Party Claim by appropriate proceedings with counsel reasonably acceptable to the Buyer at the Seller’ sole cost and expense. Buyer’s approval of counsel proposed by Seller shall not be unreasonably withheld, delayed or conditioned.

The Seller undertakes to use all reasonable endeavors in the defense of this Third Party Claim as would be expected of a professional, taking into account the commercial interests of the Company and the Buyer.

If the Seller,

-	disputes the Buyer’s or the Company’s right of indemnification with respect to a Third Party Claim; or

-	does not dispute such right of indemnification but prefers not to assume the defense of such Third Party Claim; or

-
does not react within twenty (20) Business Days to the Buyer’s notification, and within ten (10) Business Days after a second notice by Buyer, after expiration of said initial period, asserting Buyer’s intention to assume control of the legal defense of the Third Party Claim if Seller does not respond;

then the Buyer or the Company shall assume and control the defence of such Third Party Claim.

The Party responsible for the defense of any Third Party Claim (the “Responsible Party”) shall, to the extent reasonably requested by the other Party, keep informed and, when appropriate consult with the other Party, on the status of any Third Party Claim for which such Party is not the Responsible Party, including, without limitation, all proposed settlement negotiations.

The Responsible Party shall bear the costs and expenses related to the defence of the Third Party Claim without prejudice to the Buyer’s right to indemnification for a Buyer Loss.

Neither Party shall enter into any settlement of any Third Party Claim without the written prior consent of the other Party, which consent shall not be unreasonable withheld or delayed. The Responsible Party shall promptly notify the other Party of each settlement offer (including whether the Responsible Party is willing or not to accept the proposed settlement offer) with respect to a Third Party Claim. Such other Party agrees to notify the Responsible Party in due course whether or not such Party is willing to accept the proposed settlement offer. If the Buyer or the Company does not consent to any settlement offer of a Third Party Claim (whether or not the Buyer is the Responsible Party), the Buyer or the Company may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Seller with respect to such Third Party Claim shall not exceed the full amount of such settlement offer. If the Seller do not consent to any settlement offer of a Third Party Claim (whether or not the Seller are the Responsible Party with respect to such Third Party Claim), the Seller may continue to contest or defend such Third Party Claim and, in such event, the Seller shall be liable to the Buyer for the full amount of the damages sustained by the Buyer or the Company as a result of such Third Party Claim.

 (v)           After the Closing Date, the right of indemnification under this Section 8 shall be the sole and exclusive remedy available to any Indemnified Party for any claim or cause of action arising under this Agreement or arising out of the Related Agreements in connection with any breach of any representation, warranty, covenant or provision of this Agreement, the Related Agreements or otherwise; provided, however, that this exclusive remedy does not preclude a Party from bringing an action for specific performance or other equitable remedy to require a Party to perform its obligations under this Agreement or any Related Agreement.  Each Indemnified Party expressly waives any rights it may have to make a claim against the other pursuant to any constitutional, statutory, or common law authorities, or by any other means than that expressly provided in this Section 8.

c.      Other Limitations

The amount of any Losses subject to indemnification hereunder shall be reduced by any tax savings available to the Company and/or the Buyer as a result thereof, and by any insurance benefits available as a result thereof, to the extent effectively recovered. Each Indemnified Party undertakes to take commercially reasonable measures to mitigate any Loss that is subject to indemnification by a Party receiving a claim for indemnification hereunder, including by taking full advantage of any potentially available tax benefits, insurance recoveries or otherwise.  Seller shall not be liable with respect to Losses arising as the result of any change in legislation, regulation or administrative practice or interpretation thereof, announced or coming into effect after the Closing Date, or as the result of any action or omission by the Buyer or its Affiliates, agents or representatives.  Any indemnification by Seller under this Agreement shall be reduced by (or repaid to the extent of) the relevant portion of the amount of any specific recovery that a Buyer Indemnified Party actually receives from any third party. A Buyer Indemnified Party shall make all reasonable efforts to recover any Losses in whole or in part from any third person prior to and after making any claim against Seller.

d.      Collection of Delinquent Accounts Receivable

To the extent that, as a result of a claim by the Buyer pursuant to Section 11 of Schedule A hereto, the Seller reimburses the Buyer for a particular delinquent account receivable conveyed to the Buyer at the Closing, or incurs a diminution of Seller’s Basket on account thereof, then the Seller shall be entitled to collect such delinquent account receivable for its own account and retain any proceeds thereof.  Such reimbursement and retention shall not be reduced by, nor shall reduce, the Seller’s Basket or the Seller’s Cap.

9.      GENERAL PROVISIONS

a.      Notices

All notices, consents, claims (for Losses or otherwise), waivers, and other communications under this Agreement must be in writing (in the English language) and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by telecopier or electronic mail (with confirmation of receipt in a manner permitted herein), or (iii) when received by the addressee, if sent by courier or other delivery service, in each case to the appropriate address and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

If to Seller:	Rogers Corporation
One Technology Drive
Rogers, CT 06263
Facsimile No: +1-860-779-5585
Attn.: Corporate Secretary
Email: bob.soffer@rogerscorporation.com

with a mandatory copy to:	Burns & Levinson LLP
125 Summer Street
Boston, MA 02110-1624
Facsimile No: +1-617-345-3299
Attn.: Samuel M. Shafner, Esq.
Email: sshafner@burnslev.com

If to Buyer:	Induflex Holding NV
Frankrijklei 78
2000 Antwerpen, Belgium
Facsimile No: +32 – 3 232 16 20
Attn.: Hans Vanoorbeek
Hansv@bvpe.com

with a mandatory copy to:	Altius
Havenlaan 86C
B-1000 Brussels
Facsimile No: +32- 2 426 20 30
Attn.: Jan Stoop
Jan.stoop@altius.com

b.      Entire Agreement and Modification

Except as expressly set forth herein, this Agreement supersedes all prior agreements between the Parties and/or BV Capital with respect to its subject matter (including, without limitation, any business plan, forecasts, projections or similar information provided by Seller or Rogers BVBA in connection herewith), and constitutes, along with the Related Agreements, a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or waived except by a written agreement by and among the Parties..

c.      Sole Liability

[INTENTIONALLY OMITTED.]

d.      Successors and Assigns

No Party may assign any of its rights under this Agreement without the prior consent of the remaining Parties; provided, that that Buyer may collaterally assign their rights or interests under this Agreement to their financing sources without the consent of Seller.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

e.      Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction or alternative dispute resolution body, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  To the extent possible, the invalid or unenforceable provision will be replaced by a valid or enforceable provision reflecting the intent of the Parties.

f.      Governing Law; Arbitration

This Agreement will be governed by the laws of Belgium. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach or invalidity thereof, will be settled exclusively by arbitration in accordance with the rules established by the Centre Belge d’Arbitrage et de Médiation (CEPANI). Unless the Parties otherwise agree in writing, the number of arbitrators will be three (3), with the Buyer appointing one such arbitrator, the Seller appointing the second such arbitrator, and the arbitrators so appointed designating the third arbitrator.  The arbitration will be held in Brussels or in Ghent, at the option of the respondent Party, and in the English language. The decision of the arbitrators will be final and binding on the Parties.

The costs of the arbitration center, including compensation for the arbitrators and the forum location, as well as all costs and expenses incurred by counsel for all Parties to such arbitration, will be borne solely by the losing Party (as designated by the arbitrators in their award; who alternatively may allocate such costs and expenses between the Parties if the arbitrators are unable to reasonably determine an overall losing Party); provided, that, until the award is rendered such center costs will be advanced equally between the Buyer, on the one hand, and the Seller on the other hand, as and when required by the rules and procedures of the center.

g.      English Language

The Parties agree that this Agreement, all Related Agreements (except the Rental Agreement) and any additional documents proposing to govern the transactions contemplated herein, shall be written in the English language, unless otherwise required by applicable law. The Parties acknowledge and agree, however, that certain documents and other items provided to the Buyer or counsel for and consultants to Buyer in connection with its due diligence may not be in the English language.  In the event that the Agreement or any of the Related Agreements must be translated into another language for filing or other purposes, and such translation deviates from the English version, the English version shall control.

h.      Expenses

All fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement (including, without limitation, costs of counsel for each Party and for consultants to BV Capital in connection with its due diligence, and otherwise in connection with the negotiation and delivery of this Agreement) shall be paid by the Party incurring such fees or expenses, whether or not so consummated.

i.      Finder’s Fee

Except for certain amounts owed by Seller to Covington Associates LLC, each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.  Seller agrees to indemnify and to hold harmless the Buyer from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which Seller or any of its Officers, directors, employees or representatives is responsible.  The Buyer agrees to indemnify and hold harmless Seller from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Buyer or any of its Officers, employees, directors, partners or representatives is responsible.

j.      Counterparts

This Agreement may be executed in one or more counterparts, each of which shall constitute an original and both of which together shall be deemed a single instrument. This Agreement shall be deemed effective upon the receipt by each Party of an executed signature page hereto signed by the other, which may be transmitted by facsimile or electronic means.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement in three originals as of the last date shown below, and each Party confirms having received an original thereof.

INDUFLEX HOLDING NV

/s/ Hans Vanoorbeek	Date: October 31, 2008
By: Hans Vanoorbeek, as Managing Director of Gevepe BVBA Its: Managing Director

ROGERS CORPORATION

/s/ Luc Van Eenaeme	Date: October 31, 2008
By: Luc Van Eenaeme Its: Vice President Europe

LIMITED JOINDER SOLELY FOR THE PURPOSES SET FORTH BELOW:

The undersigned hereby executes the foregoing Stock Purchase Agreement solely with respect to its obligations set forth in Section 5.

BHB BVBA/SPRL

/s/ Hans Vanoorbeek	Date: October 31, 2008
By: Hans Vanoorbeek Its: Director

SCHEDULE A

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as modified by the Disclosure Schedule, and subject to the terms and conditions of the Agreement and the occurrence of the Closing contemplated thereby, Seller hereby represents and warrants to the Buyer, at the Closing Date, as set forth below.  For purposes of these representations and warranties, except where the context otherwise requires, the term “Seller” shall include any Affiliates of Seller.

1.           Organization; Power and Authority of the Seller

The Seller is duly organized and validly existing under the laws of the Commonwealth of Massachusetts in the United States of America.

The Seller has the right, power and authority necessary to enter into this Agreement and the Related Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Related Agreements to which Seller is a party constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The execution and delivery by the Seller of this Agreement and the Related Agreements to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby will not (i) violate or result in a breach of any provision of the organizational documents of the Company or the Seller, (ii) violate any Legal Requirement to which the Seller, the Company or the Shares may be subject, or (iii) result in a default or give rise to any right of termination, modification or acceleration under the provisions of any agreement or other instrument including, without limitation, any Administrative Authorization, or obligation to which Seller or the Company is a party or by which the Seller, the Company or the Shares may be bound.

Except for certain filings (including, without limitation, filings or other submissions to the U.S. Securities and Exchange Commission) required of Seller, neither Seller nor the Company is or will be required to make any filing with, or give notice to or obtain any consent from, any person in connection with the execution and delivery of this Agreement or the Related Agreements to which it is a party or the consummation or performance of any of the transactions contemplated hereby and thereby.

2.           Organization and Qualification of the Company

The Company is a corporation (société anonyme/naamloze vennootschap) duly organized and validly existing under the laws of Belgium, with all necessary corporate power and corporate authority to own and operate all its assets and to conduct its business as it is now being conducted.

True and complete copies of the  up-to-date articles of association of the Company as currently in effect have been provided to Buyer and are annexed to the certificate delivered by the Seller and described in Section 3(g) of the Agreement.

The Company has not made, and does not currently intend to make, any filings for insolvency and no action or request has been taken or made, or should have been taken or made, to declare it insolvent. The Company has not been put into liquidation or composition with creditors and no action has been taken or request made by or against the Company in this respect. The Company has not filed for, or obtained, any moratorium or suspension of payments.

3.           Capitalization - Shares

The issued share capital of the Company amounts to €3,740,713.20, represented by 6,036 registered shares without nominal value numbered 1 to 6,036. The Shares represent 100% of the issued share capital of the Company and have been duly authorized and validly issued, are fully paid up and non-assessable. The Seller is the sole beneficial owner and holder of the Shares, free and clear of all Encumbrances.

There are no agreements, arrangements or obligations (other than this Agreement and the articles of association of the Company) that require the issuance, sale or transfer of any equity securities or other securities of the Company or that affect the voting and distribution rights relating to the Shares.

The Company does not own, nor does it have any commitment to acquire, any equity securities or other securities of any person or any direct or indirect equity ownership interest in any other business.

4.           Financial Statements

The audited statutory accounts of the Company for the fiscal years ending December 31, 2006 and 2007 (the “Financial Statements”) are annexed to Section 4 of the Disclosure Schedule.

The Financial Statements have been prepared in accordance with all Legal Requirements and in accordance with Belgian Accounting Rules. The Financial Statements fairly reflect the financial condition and the results of operations and changes in financial position of the Company as at the respective dates of and for the periods referred to therein.

The results shown by the profit and loss accounts of the Company in the Financial Statements have not (except as disclosed in such accounts) been affected by (a) any extraordinary, exceptional or non-recurring material item of income or cost, or (b) any other circumstance making the profits or losses for all or any of the periods covered by such accounts unusually high or low.

The Financial Statements have been duly and timely filed with the National Bank of Belgium.

5.           Conduct of Business

Since January 1, 2008, the Company has conducted its business in the ordinary course and the Seller has used commercially reasonable best efforts to preserve the Company’s business organization and relationship with third parties including, but not limited to, Contracts with existing customers and existing supply contracts, whether in writing or oral.

6.           No Adverse Change

Since January 1, 2008, there has not been any event specific to the Company, its business or activities which has resulted in a Material Adverse Effect and, to the Seller’s Knowledge, no event specific to the Company its business or activities which is likely to result in a Material Adverse Effect in the near and reasonably foreseeable future.  Without limiting the foregoing and without limiting any other representation or warranty made herein, since January 1, 2008, there has not been any:

(i)
increase or decrease in the Company’s share capital; variation of any rights attached to any shares; creation or issuance of any shares; grant of any option or right over any shares or uncalled capital; issuance of any securities giving the right to subscribe for shares or convertible into shares, issuance of any certificates within the meaning of article 503 of the Company Code or issuance of any profit sharing securities (parts bénéficiaire/winstbewijzen);

(ii)	capitalization of any amount standing to the credit of any reserve or reorganization of the Company’s share capital;

(iii)
declaration or payment of any dividend or other distribution or payment in respect of shares of the Company (for the avoidance of doubt, the amounts to be paid over to the Seller pursuant to Section 2(b)(i) and Section 2(h) of the Agreement are deemed not to constitute such a dividend or other distribution);

(iv)	amendment to the organizational documents of the Company;

(v)
(x) payment or increase of any bonuses, salaries, service award or other compensation, not in the ordinary course of business, to any director, Officer or employee of the Company, or (y) entry into (or termination of) any employment, severance, or similar contract with any director, Officer or employee;

(vi)
adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company, except in the ordinary course of business;

(vii)
damage to or destruction or loss of any asset or property, whether or not covered by insurance, resulting in a negative financial impact to such asset or property of more than Fifty Thousand Euros (€50,000.00);

(viii)
entry into, termination of, or receipt of notice of termination of (x) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, where such termination would result in a negative financial impact to the Company of more than Fifty Thousand Euros (€50,000.00), or (y) any contract or transaction involving a total remaining commitment by or to the Company of at least €10,000, except in the ordinary course of business;

(ix)
to the Seller’s Knowledge, event specific to the Company, its business or activities of a type which would have an effect on relations between the Company and its suppliers or customers, including loss or expected loss of suppliers and customers or decrease in order intake, in each case other than in the ordinary course of business, causing or constituting a Material Adverse Effect;

(x)
sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company with a value in excess of €10,000, including the sale, lease, or other disposition of any Intellectual Property;

(xi)
grant of any security interest (other than non-material interests, such as unpaid vendor’s liens, arising in the ordinary course of business) over any of the assets of the Company, or grant of any guarantee or indemnity;

(xii)	contract or commitment which resulted or will result in a capital expenditure in excess of €10,000;

(xiii)	acquisition or agreement to acquire the shares of any other company or the whole or any substantial part of the undertaking of any other company or person;

(xiv)	cancellation or waiver of any claims or rights with a value to the Company in excess of €10,000;

(xv)	material change in the accounting methods used by the Company;

(xvi)
loan by the Company to any person or entity, incurrence by the Company of any indebtedness, guarantee by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guarantee of any debt securities of others, except for advances to employees for travel and business expenses or extensions of trade credit to customers in the ordinary course of business; or

(xvii)	agreement, whether oral or written, to do any of the foregoing.

7.           No Undisclosed Liabilities

Since January 1, 2008, the Company has no new liabilities or obligations of any nature, whether actual or contingent (including any off-balance sheet liabilities), except for liabilities or obligations of a type which would not be required to be reflected in the Financial Statements and in accordance with Belgian Accounting Rules and except for current liabilities in an amount not exceeding €10,000 that were incurred in the ordinary course of business since the respective dates thereof.

8.           Books and Records

The accounting records, minute books, stock record books, and other record books of the Company have been made available to the Buyer and are kept at the Company’s registered offices, are up-to-date, have been properly maintained in accordance with all Legal Requirements and sound business practices and contain, in all material respects, true and accurate records of all matters required to be entered therein.

9.           Title to Assets; Sufficiency and Condition

The Company owns (with good and marketable title in the case of real property) all the assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, free and clear of Encumbrances.

The assets of the Company are sufficient for the continued conduct of the Company’s business in substantially the same manner as presently conducted.

The Company is not a party to, and does not have any liability under, any leasing, credit sale, conditional sale or similar agreement.

The tangible assets of the Company are in good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that, taken collectively, are not material in nature or in cost.

10.           Real Property

The Disclosure Schedule sets forth a complete and accurate list of all real property currently owned, leased or otherwise occupied by the Company.

The Company has complied with all material obligations, conditions or restrictions affecting its current real property, or its occupation or use (including its obligations under all leases, licenses or similar arrangements).

The buildings currently owned by the Company are structurally sound and have been constructed in conformity with all Legal Requirements (including, without limitation, applicable zoning laws) and Administrative Authorizations (including, without limitation, required building permits). The Company has adequate rights of ingress and egress into such properties for the operation of its business in the ordinary course.

No real property currently owned by the Company is leased to or otherwise occupied by, in whole or in part, any third party.

11.           Accounts Receivable and Payable

All accounts receivable and accounts payable of the Company as of four (4) Business Days prior to the Closing Date are set forth in the Disclosure Schedule. Such accounts receivable have arisen in the ordinary course of business and to the best of Seller’s Knowledge, each such account receivable will be collectible within 180 days from the invoice date in amounts not less than the aggregate amount thereof (net of reserves established in accordance with prior practice and set forth in the Disclosure Schedule) carried on the books of the Company.  Each of such accounts receivable as of the Closing is free of Encumbrances, and has not been placed for collection with any attorney, collection agency or any other individual or firm.  None of the accounts receivable is the subject of any factoring or similar agreement.

From January 1, 2008, the Company has paid its trade accounts payable, including rebates to customers, if any, in the ordinary course of business.

12.           Inventory and Machinery

The term “Inventory”, as used herein, means raw materials, work-in-process and finished goods.  All Inventory and machinery of the Company is (i) of good quality and usable or saleable in the ordinary course of business, reasonable wear and tear excepted (provided, however, that no guarantee can be or is made that such Inventory will in fact be used or sold), (ii) sufficient for the conduct of the business of the Company as it is presently being operated, and (iii) carried on the books of the Company at an amount which reflects valuations determined in accordance with Belgian Accounting Rules.  The Disclosure Schedule sets forth a list of the Company’s Inventory as of four (4) Business Days prior to the Closing Date.

13.           Bank Accounts and Safes

The Disclosure Schedule sets forth a complete list of all banks with which the Company has an account or a safe deposit, and all account and safe deposit numbers.

14.           Contracts

Each Contract is in full force and effect and is valid and enforceable in accordance with its terms.  To the Seller’s Knowledge, all open purchase orders between the Company and its customers and/or suppliers, are valid and enforceable in accordance with their respective terms.

Except for the Contracts listed in the Disclosure Schedule, no Contract contains any change of control provision which entitles the contracting party to terminate the Contract in case of a change of control or, in case a Contract does contain such a change of control provision, to the Seller’s Knowledge, (a) the contracting party will not invoke the change of control provision as the result of the consummation of the transactions contemplated in the Agreement, and (b) will continue its contractual relation with the Company in accordance with the terms and conditions of the existing Contract.

All Contracts are valid and binding upon the Company and, to the Knowledge of Seller, the other parties thereto, and are in full force and effect, subject to all applicable bankruptcy laws and similar laws of general applicability relating to or affecting creditors’ rights generally. Since January 1, 2008, to the Knowledge of Seller, the Company is, and at all times has been, in compliance with all the material terms and requirements of each Contract, and the Company has not given to or received from any other person or entity any notice regarding (i) any actual, alleged, possible, or potential violation or breach of, or default under any Contract or (ii) any (attempted) early unilateral termination of a Contract.  There are no renegotiations of, attempts to renegotiate, or, to the Knowledge of Seller, outstanding rights to renegotiate any material terms of a Contract.

The Company is not bound by or subject to any Contract that purports to limit its ability to provide any type of service or product or to engage in or continue to engage in any business conduct, activity or practice such as, without being limited thereto, any non-compete agreement.

The Company is not a party to any Contract that has not been made in the normal course of business or which is or was not entered into or executed at arm’s length. No purchase commitment of the Company is in excess of the normal requirements of the business, consistent with past practice, or is entered into at a price materially inconsistent with past practice.

15.           Compliance with Legal Requirements

The Company is in compliance in all material respects with each law or regulation applicable to it or to the conduct or operation of its business as presently conducted or the ownership or use of any of its assets; and no event has occurred or circumstance exists that (with or without notice or lapse of time) constitutes or, to the Knowledge of Seller, is reasonably likely to result in, a material violation by the Company of, or a failure on the part of the Company to comply in any material respect with, any such law or regulation.

16.           Administrative Authorizations

For the purposes hereof, “Administrative Authorizations” means any consent, license, permit (other than Environmental Permits), grant or other special authorization issued to the Company by a governmental or other regulatory body or agency and currently in effect (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business or the holding of any such interest.  All Administrative Authorizations are in full force and effect and constitute all Administrative Authorizations required to permit the Company to operate or conduct its business as currently conducted or hold any interest in its respective properties or assets, except for Administrative Authorizations the absence or invalidity of which has not had and, is not reasonably likely to cause, a negative financial impact to the Company of more than Two Hundred Thousand Euros (€200,000.00).

17.           Subsidies

The Disclosure Schedule sets forth a complete list of any grants, subsidies or any other forms of governmental or other form of assistance (each, a “Subsidy”) enjoyed by the Company and fully and correctly sets out the status of each such Subsidy, including the obligations imposed on the Company that remain outstanding.

The Company is, and has been, in substantial compliance with all requirements imposed on it by the granting authority with respect to each Subsidy that has been granted to the Company and, to the Knowledge of Seller, no facts or circumstances exist that are reasonably likely to cause the Company to be required to reimburse all or part of any Subsidy before the due date of reimbursement, if any, or to lose all or part of the benefit of the Subsidy. The execution of this Agreement and the performance of the transactions contemplated hereby will not trigger total or partial repayment under any Subsidy nor will it cause a continuing benefit that is being received by the Company to be cancelled, revoked or terminated.

18.           Litigation

There is no pending Litigation (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of the Company as presently conducted, or any of the assets owned or used by, the Company; or (ii) that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the transactions contemplated by this Agreement.  The Litigation listed in the Disclosure Schedule will not have a negative financial impact to the Company of more than Three Hundred Fifty Thousand Euros (€350,000.00).

19.           Taxes and Social Security

Computation, Preparation and Payment — The Company has correctly computed all Taxes, prepared and duly and timely filed, or has caused to be filed on its behalf, all federal, state, provincial, municipal, local and foreign returns, estimates, information statements, elections, designations, reports and any other related filings (each, a "Tax Return"), required to be filed by it, has timely paid all Taxes which were due and payable and has made adequate provision therefor for any taxation period ending on or prior to the Closing Date.  The Company has made adequate and timely installments of Taxes required to be made.

Accrued Taxes — With respect to any periods for which Tax Returns have not yet been required to be filed or for which Taxes are not yet due and payable, the Company has only incurred liabilities for Taxes in the ordinary course of business.

Status of Assessments — All Tax Returns of the Company have been assessed through and including each of the dates set forth in the Disclosure Schedule, and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any Tax by the Company or any outstanding objections to any assessment of Taxes.  Any deficiencies imposed as a result of such assessments of Tax Returns through and including the dates set forth in the Disclosure Schedule have been paid and settled.

Withholdings — The Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, shareholder or other third party.

Assessments — The Company is not, nor to the Knowledge of Seller will be, subject to any assessment,  levies, penalties or interest with respect to Taxes, other than Taxes incurred in the ordinary course of business, in respect of any open Tax period.

Jurisdictions of Taxation — The Company has not been and is not currently required to file any returns, reports, elections, designations or other filings with any taxation authority located in any jurisdiction outside its jurisdiction of incorporation.

Related Party Transactions — The Company has not acquired property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Related Person or other firm or corporation with whom it does not deal at arm's length within the meaning of applicable laws.

Deductibility — As of the Closing Date, there will not be any contract, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company as an expense under applicable law, other than reimbursements of a reasonable amount of entertainment expenses and other non-deductible expenses that are commonly paid by similarly situated businesses in reasonable amounts.

Tax Basis — The Company's tax basis in its assets (and the undepreciated capital cost of such assets) for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on the Company's Tax Returns, including all exhibits and attachments thereto, has been calculated in accordance with Belgian Accounting Rules, and any differences between the Company’s Tax basis in its assets and accounting book value has been accurately reflected in the provision for deferred income Taxes shown on the Company’s books of account.

Tax Returns — Complete and accurate copies of all Tax Returns of the Company relating to all open Tax periods, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company with respect to Taxes, have been provided to Buyer.

20.           Insurance

The Company has insured its assets and the risks of its activities (including product liability risks) to an extent, and upon terms and in values, which are consistent with normal business practices for Belgian businesses of a comparable size and sector as the Company.  The Disclosure Schedule contains a complete and accurate list and description of all insurance policies currently maintained by the Company or for which the Company is a named insured and that provides coverage to the Company or any director of the Company in connection with their board service, employment or other relationship with the Company. Each policy listed in the Disclosure Schedule is valid and binding in all material respects and in full force and effect, all premiums due thereunder have been paid when due and no notice of cancellation or termination in respect of any such policy has been received.  The insurance policies listed on the Disclosure Schedule are in amounts and have coverages as required by any Contract. The Company has not received notice that any insurer under any policy referred to hereunder is denying coverage with respect to a claim thereunder or defending under a reservation of rights clause, and all such policies of insurance listed in the Disclosure Schedule are in full force.

21.           Environmental Matters

(a) the Company is in compliance in all material respects with, and is not in violation of or liable under, any Environmental Law; (b) there has been no Release or threat of Release of any Hazardous Materials in, on, under, from or to any Facilities, except for any such Release covered by an Administrative Authorization; and (c) Seller has no basis to expect, nor has the Seller, the Company or any other person for whose conduct they are or may be held responsible, received any actual or, to the Knowledge of Seller, threatened, citation, directive, inquiry, notice, order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual or potential violation or failure to comply with any Environmental Law or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities.

Except set forth in the Disclosure Schedule, there are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities.

The Seller, Rogers BVBA and/or the Company, as applicable, have obtained all Environmental Permits required for the conduct of the operations of the Company and the Facilities as they are currently being conducted.  No governmental approval is required for the transfer of the Shares to the Buyer in respect of the Environmental Permits.

22.           Collective Labor Matters

The activities of the Company fall within the scope of the joint committees nos 209 for white collar workers (employés/bedienden) and 111 for blue collar workers (ouvriers/arbeiders).

The Company is not a party to any collective bargaining agreement other than collective bargaining agreements at sector level (each, a “Collective Agreement”) or required to comply with any Collective Agreement, and there is no organizational effort being made to apply for certification of a Collective Agreement. Where any Collective Agreement exists, the Company has complied and complies with all material terms and conditions of, and is not in default under any, such Collective Agreement.

Other than as a result of a Legal Requirement, the Company has no body representing employees which has a right to be represented or attend at or participate in any board or council meeting or a right to be informed, consulted or make representations in relation to the business of the Company. Any such body which is (or is required to be) in operation in the Company operates in accordance with all Legal Requirements.

The Company is not involved in any dispute regarding a claim of importance with any employee or trade union, association of trade unions, works council, health and safety committee, staff association or any other body representing employees that has arisen within the twelve (12) months immediately preceding the Closing, nor has any such dispute which is still relevant been received in writing by the Company; nor, to the Knowledge of Seller, are there any circumstances likely to give rise to such a dispute.

23.           Individual Employment Matters

The Disclosure Schedule sets forth a complete and accurate list of each employment contract or consultancy agreement (whether written or otherwise) with any current director, statutory manager, manager, Officer of the Company entered into in connection with their board service, employment or other relationship with the Company. The Company has not received notice of resignation from any such individuals.

The Disclosure Schedule lists all current employees of the Company, including their titles and annual wages, salary and bonus information and any severance arrangements which deviate from the severance arrangements provided for under applicable Legal Requirements.  The basis of the remuneration payable to the employees of the Company is the same as that in force at January 1, 2008.  Other than in accordance with the provisions of a Collective Agreement or indexation, the Company is not obliged to increase and has not made any provision to increase the total annual remuneration payable to any employee.

The Company has complied in all material respects with all Legal Requirements (including, but not limited to, social and employment legislation) and all obligations under any Collective Agreement or employment agreement in relation to the employees of the Company.

24.           Pensions and other Benefits

The Disclosure Schedule sets forth a complete list of any agreement, arrangement, custom or practice currently in effect (whether legally enforceable or not) for the payment of, or payment of a contribution towards, any pensions, allowances, lump sums or other similar benefits on retirement, death, termination of employment, (voluntary or not) or during periods of sickness or disability (each, a “Benefit Plan”), currently in effect for the benefit of any current or former director, manager, Officer or other employee of the Company or for the benefit of the dependants of any such person, including amendments thereto.

The Company has at all times made adequate provision for obligations payable by it under any Benefit Plan.  With regard to all obligations currently payable by the Company under any Benefit Plan, all such amounts (a) are duly provisioned for, (b) have been duly funded in accordance with normal practices applicable to such schemes, and (c) have been paid in due course.  No payments are outstanding.

All Benefit Plans are, and are operated in compliance with, all Legal Requirements (including, but not limited to, non-discrimination principles thereof).

25.           Intellectual Property

The Company owns or possesses the legal rights to any patents, trademarks, service marks, trade names, copyrights and trade secrets presently used by it and necessary for the conduct of the Company’s business as presently conducted (“Intellectual Property”). To the Seller’s Knowledge, the business conducted by the Company does not infringe or violate any patents, trademarks, service marks, trade names, copyrights, trade secrets or other intellectual property rights of any other person. The Company has not been sued or charged as a defendant in any claim, suit, action, or proceeding which involves a claim of infringement of any Intellectual Property of any third party and which has not been finally terminated prior to the date hereof, nor does the Seller have any Knowledge of any such charge or claim or any infringement liability with respect to, or infringement or violation by, the Company of any Intellectual Property of any third party.  The Company has not received any written communications alleging that the Company has violated any patents, trademarks, service marks, trade names, copyrights, trade secrets or other intellectual property rights of any other person.  The Disclosure Schedule contains a complete list of patents, pending patent applications, trademark and service mark registrations and pending applications and any copyright registrations and pending applications pertaining to the Intellectual Property.

As of the Closing Date, and in connection with the sale of the Company to Buyer, the Company and Seller have entered into the Production License Agreement, whereby the Company has granted Seller and its Affiliates a non-exclusive, fully paid up, worldwide license to manufacture, solely for its own use and not for resale (except as incorporated in other Seller products sold to third parties), certain laminates used in insulation of bus bars manufactured by Seller and/or its Affiliates.

The Company has taken commercially reasonable steps to protect (a) the Company's rights in its confidential information and trade secrets necessary in order to continue to conduct the Company’s business as currently conducted; and (b) any trade secrets or confidential information of third parties provided to the Company.

26.           Information Technology

The term “Information Technology Assets” means any computer systems, communication systems, software and hardware and back up systems (as and to the extent available) owned or used by the Company.

The Company owns free and clear of any Encumbrances, or has the right to use, all of the Information Technology Assets.

The Information Technology Assets are reasonably adequate for the operational and business requirements of the Company in the ordinary course as presently conducted.

27.           Terms of Trade; Products

To the Seller’s Knowledge, no substantial customer or supplier of the Company (including those customers and suppliers that conduct business with the Company through the Seller or its Affiliates) currently intends to: (i) stop trading with or supplying the Company; (ii) unilaterally reduce substantially its trading with, or supplies to, the Company; or (iii) materially change the terms on which it is prepared to trade with or supply the Company (other than normal price and quote changes).

Each product manufactured, sold or delivered by the Company is and has been in substantial conformity with all applicable contractual commitments and all express and implied warranties, other than those legally disclaimed by the Company, and the Company has not received any claims for liability for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the Company's applicable current standard terms and conditions of sale or lease (true and complete copies of which have been provided to Buyer), except for guarantees, warranties and indemnities imposed by a Legal Requirement.

There is no claim now pending or, to the Knowledge of Seller, threatened alleging any defect in any product manufactured, sold or delivered by the Company.

28.           Certain Payments

No shareholder, director, Officer, employee or agent of the Company or any other person associated with or acting for or on behalf of the Company, has, directly or indirectly, made or agreed to make, any improper or illegal payment, gift or political contribution to, or taken any other improper or illegal action, for the benefit of any customer, supplier, administrative employee or other person who is or may be in a position to assist or hinder the business of the Company.

29.           Related Persons

Except for sales in the ordinary course of business and for Intercompany Financial Debt, neither Seller nor any Related Person of Seller or the Company is the owner, either of record or as a beneficial owner, of a material equity interest or any other material financial or profits interest in (i) a person that has or recently has had business dealings or a financial interest in any transaction with the Company, or (ii) a person that engages or recently has engaged in competition, whether direct, indirect or potential, with the Company with respect to any line of the products or services of the Company in any market presently served by the Company.  Ownership of less than five percent (5%) of a publicly traded company shall conclusively be deemed to not constitute a “material equity interest” in such company.

30.           Release

To Seller’s Knowledge, none of Seller, any Related Person or any director, manager or other Officer of the Company, as a result of their board service, employment or other relationship with the Company, has (or has any basis for) any claim, demand or cause of action against the Company (including, but not limited to, the right to receive Management Fees) that will remain outstanding after the Closing.

SCHEDULE B

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Subject to the terms and conditions of the Agreement and the occurrence of the Closing contemplated thereby, the Buyer represents and warrants to the Seller, as of the date hereof, as follows:

1.           Organization

The Buyer is a commercial company (naamloze vennootschap/société anonyme) duly organized and validly existing under the laws of Belgium and has all necessary power and authority to own, operate or lease the assets now owned, operated or leased by it, or to be owned and operated by it following the consummation of the transactions contemplated by the Agreement, and to carry on its business as it has been and is currently conducted.

2.           Power and Authority

The Buyer has the absolute and unrestricted right, power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the transactions and to carry out its obligations set forth hereunder and thereunder.  The individuals signing on behalf of Buyer each are duly authorized to sign this Agreement and the Related Agreements to which it is a party. The execution and delivery of this Agreement and the Related Agreements to which Buyer is a party, and the consummation of the transactions contemplated hereunder and thereunder, have been duly authorized by all necessary corporate or other action on the part of the Buyer.

3.           Validity of the Agreement

The entry by the Buyer into, and the performance of their respective obligations under, this Agreement and any Related Agreements to which it is a party does not and will not (i) violate, conflict with or result in the breach of any provision of its organizational documents, or (ii) conflict with, violate or constitute a breach of or default under any Legal Requirement to which the Buyer may be subject or contract or agreement by which the Buyer is bound. This Agreement and the Related Agreements to which it is a party has been duly executed and delivered and constitute legal, valid and binding obligations of the Buyer, enforceable against each of them in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The Buyer is not required to obtain any approval or make any filing with any governmental authority or take any other action to authorize this Agreement or to permit the purchase and payment contemplated thereby.

4.           No Prior Operations »

The Buyer was formed solely for the purpose of effecting the purchase of the Shares, and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

EXHIBIT A

Form of Non-Competition Agreement

EXHIBIT B

Form of Rental Agreement

EXHIBIT C

Form of Distribution Agreement

EXHIBIT D

Form of Sales Agreement

EXHIBIT E

Form of Share Pledge Agreement

EXHIBIT F

Form of Production License Agreement

EXHIBIT G

Form of Mutual Non-Disclosure Agreement